PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

April 29, 2013

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Amendment No. 2 to form S-1/A of our report dated October 30, 2012, relating to the financial statements of Online Secretary, Inc. as of September 30, 2012, which appears in Amendment No. 2 to form S-1/A. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

____________________________

 PLS CPA, A Professional Corp.

 San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board